November 10, 2005


Mail Stop 4561

Mr. Cery Perle
Chief Executive Officer
Newport International Group, Inc.
73061 El Paseo Road
Suite 202
Palm Desert, CA  92260

Re:	Newport International Group, Inc.
Form 10-KSB for the year ended December 31, 2004
Form 10-QSB for the quarters ended March 31 and June 30, 2005
File No. 000-30587


Dear Mr. Perle:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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